SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2005

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-

Item 8.01. Other Events.

On April 11, 2005, Cytyc Corporation (“Cytyc” or the “Company”) announced certain recent developments in connection with a previously reported purported federal securities class action lawsuit against the Company and two of its officers.

Background

On December 13, 2002, a purported federal securities class action lawsuit was filed in the United States District Court for the District of Massachusetts against the Company and two of its officers, on behalf of a purported class of all persons who purchased Cytyc common stock between July 25, 2001 and June 25, 2002. The complaint alleged that the defendants failed to disclose material facts and made materially misleading misstatements about the Company’s historical and future financial performance. After the initial suit was filed, five additional suits were filed in the same court, making the same or substantially similar allegations. The six actions were consolidated into a single proceeding, and plaintiffs filed a consolidated complaint.

The Company filed a motion to dismiss the consolidated complaint, and the district judge assigned to the case referred the motion to a federal magistrate judge for a recommended decision. The magistrate judge heard arguments on the Company’s motion on September 21, 2004, and took the matter under advisement.

Recent Developments

In a decision dated March 1, 2005, the magistrate judge recommended that the court grant the Company’s motion and dismiss the case in its entirety without prejudice. The plaintiffs did not appeal the magistrate judge’s recommendation. By order dated March 22, 2005, the district judge accepted and adopted the recommendation of the magistrate judge and dismissed the case without prejudice. Subsequent to the issuance of the order, plaintiff’s counsel confirmed plaintiff’s intention not to appeal the district court’s dismissal, and its intent not to file a further amended complaint or take any other action to continue the prosecution of their claims.

A copy of the press release issued by the Company related to the dismissal of this lawsuit is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item	9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1             Press Release, dated April 11, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan Chairman, Chief Executive Officer, and President

Date: April 14, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 11, 2005.